Exhibit k.2

EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT made this 15th day of June 2021, by and between NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND f/k/a NUVEEN MUNICIPAL HIGH YIELD & SPECIAL SITUATIONS FUND, a Massachusetts business trust (the “Fund”), and NUVEEN FUND ADVISORS, LLC, a Delaware limited liability company (the “Adviser”).

W I T N E S S E T H

WHEREAS, the Fund and the Adviser have separately entered into an Investment Management Agreement of even date herewith (the “Management Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.        For the period from the date hereof through July 31, 2023, the Adviser agrees to waive fees and/or reimburse expenses so that the total annual operating expenses of the Fund (excluding any distribution and/or service fees that may be applicable to a particular class of shares, issuance and dividend costs of Preferred Shares that may be issued by the Fund, interest expenses, taxes, acquired fund fees and expenses, fees incurred in acquiring and disposing of portfolio securities, litigation expenses and extraordinary expenses) do not exceed 1.25% of the average daily Managed Assets of any class of Fund shares.

2.        To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate amount of the reimbursement contemplated hereunder against the management fee payable under the Management Agreement.

3.        This Agreement, and the Adviser’s obligation to so reimburse expenses hereunder, shall terminate on the earlier of (a) July 31, 2023 or (b) termination of the Management Agreement.

4.        Except as provided in paragraph 3, above, this Agreement may be terminated only by the vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not “interested persons” within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

5.        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

6.        This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.

NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND

		By:	/s/ Mark L. Winget
Vice President and Secretary

Attest:	/s/ Celeste Clayton
Assistant Secretary

NUVEEN FUND ADVISORS, LLC

		By:	/s/ Christopher Rohrbacher
Managing Director

Attest:	/s/ Celeste Clayton
Assistant Secretary

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